UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2013
Skilled Healthcare Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA	92610
(Address of Principal Executive Offices)	(Zip Code)
(949) 282-5800
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 13, 2013, consolidated subsidiaries of Skilled Healthcare Group, Inc. (the “Company”) entered into a loan agreement and related documentation with Berkadia Commercial Mortgage, LLC that is secured by the real and personal property comprising one of the Company’s affiliated skilled nursing facilities. The loan is insured by the U.S. Department of Housing and Urban Development (HUD). The loan has a principal balance of $7.8 million. The loan has an all in interest rate of approximately 5.3%, and an amortization term of 30 years. The loan contains a prepayment penalty of 10% in year 1, which reduces each year by 100 basis points, until there is no longer a prepayment penalty beginning in year 11. The loan is subject to customary representations, warranties and ongoing covenants and agreements with respect to the operation of the facility, including the provision for certain maintenance and other reserve accounts with respect to the facility. A form of the Healthcare Facility Note entered into by the borrower entity with respect to the HUD-insured loan was attached as Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on September 24, 2013. The net loan proceeds, after fees and expenses and required debt service, maintenance, tax and insurance reserves, were used to pay down outstanding term debt in the Company's senior secured credit facility.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

10.1	Form of Healthcare Facility Note with respect to HUD-insured loans (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on September 24, 2013)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLED HEALTHCARE GROUP, INC.

Date: November 15, 2013	/s/ Chris Felfe
Chris Felfe
Acting Chief Financial Officer

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